Exhibit 25.1
                                POWER OF ATTORNEY

         The undersigned, acting in the capacity or capacities stated opposite their respective names below, hereby severally constitute and appoint Jeffery A. Safford, William R. Luraschi and Peter K. Ingerman and each of them with full power to act alone, our true and lawful attorneys and agents to do any and all acts and things and to execute any and all instruments which they deem necessary or advisable to enable AES China Generating Co. Ltd., a Bermuda company, to comply with the Securities Exchange Act of 1934, as amended, in connection with Section l3 or l5(d) of the Securities Exchange Act of 1934, as amended, the Form 10K Annual Report and any related registration statements, amendments, post-effective amendments or supplements thereto, including specifically, but without limiting the generality of the foregoing, the power and authority to sign the name of the Company and the names of the undersigned directors and officers in the capacities indicated below.

         This Power of Attorney may be executed in counterparts, which together shall constitute one and the same instrument.

Signature                       Title                               Date

/s/ Roger W. Sant          Chairman of the Board and          February 27, 1998
----------------------     Director
Roger W. Sant

/s/ Dennis W. Bakke        Vice Chairman and                  February 27, 1998
----------------------     Director
Dennis W. Bakke

                           Vice Chairman and
-----------------------     Director
Robert F. Hemphill, Jr.

/s/ Paul Hanrahan          President and Chief                February 27, 1998
----------------------     Executive Officer
Paul Hanrahan

/s/ Kitty, Fung Kin Ye     Group Finance Director             February 27, 1998
----------------------
Kitty, Fung Kin Ye